Exhibit 10.11

OPERATING AGREEMENT

by and between

TUSCARORA GAS TRANSMISSION COMPANY

and

TRANSCAN NORTHWEST BORDER LTD.

DATED AS OF THE 19TH DAY OF DECEMER, 2006

ii

iii

OPERATING AGREEMENT

(the “Agreement”)

THIS AGREEMENT (the “Agreement”) dated as of the 19th day of December, 2006 (the “Effective Date”).

BETWEEN:

TUSCARORA GAS TRANSMISSION COMPANY,

a Nevada general partnership, (“Partnership”)

AND

TRANSCAN NORTHWEST BORDER LTD.,

a Delaware corporation

(“Operator”)

Partnership and Operator are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Partnership was formed pursuant to a general partnership agreement effective as of June 11, 1993 between TCPL Tuscarora Ltd., a Delaware Corporation and Tuscarora Gas Pipeline Co. a Nevada corporation (“TGPC”), as amended by First Amendment to General Partnership Agreement, dated September 1, 2000, as amended by Second Amendment to General Partnership Agreement, dated as of December 17, 2003, as amended by Third Amendment to General Partnership Agreement, dated as of November 22, 2006, and as may be further amended from time to time (“Partnership Agreement”);

WHEREAS, an operating agreement effective as of October 12, 1995 between Partnership and Tuscarora Gas Operating Company (the “Prior Operating Agreement”) terminated as the Effective Date;

AND WHEREAS, Operator is willing and able to operate the Tuscarora Pipeline on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set form, the Parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01           Definitions

The capitalized terms and expressions defined in the Partnership Agreement shall, except as otherwise specifically provided herein, have the same meanings when used in this Agreement. Otherwise, the capitalized terms and expressions used in this Agreement shall have the meanings ascribed to them in Exhibit “B” of this Agreement.

Section 1.02           Exhibits

Attached to and forming a part of this Agreement are the following Exhibits:

Exhibit “A” - Accounting Procedure

Exhibit “B” - Definitions

ARTICLE II.
RELATIONSHIP AND REPRESENTATIONS OF THE PARTIES

Section 2.01           Designation of Operator

Subject to the terms and conditions of this Agreement, Partnership hereby designates Operator as operator of the Tuscarora Pipeline and Operator hereby accepts such designation and agrees to act pursuant to and be bound by the terms of this Agreement and the overall direction of Partnership as provided herein, acting by and through its Management Committee.

Section 2.02           General Principles Regarding the Relationship of the Parties

Operator shall be responsible for such day-to-day management of the affairs of the Project as determined by the Management Committee in writing from time to time in its sole judgment, including, without limitation, the responsibilities set forth in this Agreement.  Subject to Section 13.01, the Management Committee, upon written notice to Operator, may increase, decrease, modify or otherwise alter Operator’s responsibilities hereunder and upon receipt of such written notice, this Agreement shall be deemed amended in accordance with such notice and Operator shall perform its amended responsibilities in accordance with this Agreement as so amended. The Management Committee shall have the right to monitor, consult with and provide direction to Operator in connection with Operator’s performance of its responsibilities under this Agreement.

Section 2.03           Operator’s Representations

Operator represents, warrants to, and covenants with Partnership, acknowledging that Partnership is relying on such representations, warranties and covenants, that:

(a)                                  Operator is duly organized and in good standing under the laws of the State of Delaware and is registered or otherwise qualified to carry on business in each jurisdiction in which it carries on business.

(b)                                 The execution and performance of this Agreement has been authorized by all necessary action, does not and will not conflict with, result in any breach or violation of, or constitute a default under any law or the terms, conditions or provisions of any agreement or other instrument to which Operator is now or will be a party or is otherwise bound.

(c)                                  Operator, in entering into and performing this Agreement, does not require the consent or approval of, or registration with, any other party or any governmental body, agency or authority.

(d)                                 Operator shall perform its obligations under this Agreement in accordance with the standards set forth in Section 2.04.

Section 2.04           Performance Standard of Operator

Operator, in performing its responsibilities under this Agreement, covenants that it shall:

(a)                                  carry out such responsibilities, and shall cause all Operating Personnel and Additional Personnel (as those terms are defined in Section 3.06), contractors (and their subcontractors) and consultants to carry out such responsibilities, with the same degree of diligence and care that Operator would exercise if operating its own property and, in any event, in accordance and compliance with:

(i)                                     sound, workmanlike and prudent practices of the gas transmission pipeline industry;

(ii)                                  all laws, statutes, ordinances, safety codes, regulations, certificates, permits, licenses and rules of governmental authorities applicable to the Project including, without limitation, those relating to safety and the environment;

(iii)                               all policies, guidelines, procedures and direction relating to the Project as may be adopted by the Partnership from time to time; and

(iv)                              all Approved Budgets.

(b)                                 carry out such responsibilities in the best interest of Partnership and in a prudent, cost effective and efficient manner.

ARTICLE III.
RESPONSIBILITIES OF OPERATOR

Section 3.01           Limitation of Authority

Notwithstanding any other provision in this Agreement, unless otherwise directed by Partnership in writing, Operator is not authorized to enter into and shall not execute any contract, lease, sublease, note, deed of trust or other obligation for or on behalf of Partnership or otherwise commit any Partner or Partnership to any obligation to any third party:

(a)                                  unless there is included therein provisions limiting the claims of such third party (and any of its beneficiaries) to the assets of Partnership and expressly waiving any rights of such parties (and any beneficiaries thereof) to proceed against the Partners individually;

(b)                                 unless there is included therein provisions requiring such third party to comply with all relevant laws, statutes, ordinances, safety codes and rules and regulations of governmental authorities having jurisdiction;

(c)                                  which will have an adverse operational impact on Partnership or the Project;

(d)                                 which is not in the ordinary course of business;

(e)                                  unless such contract, lease, sublease, note, deed of trust or other obligation or commitment has been first approved by Partnership pursuant to an Approved Budget or otherwise;

(f)                                    if such third party is:

(i)                                     any Partner or any Partner’s Affiliate;

(ii)                                  a lobbyist, attorney, accountant, publicist or financial or environmental consultant engaged to represent Partnership or the Project.

Section 3.02           Operator’s Right to Request Instructions from Partnership

Operator may at any time seek clarification from Partnership with respect to any matter contemplated by this Agreement and Partnership shall respond to such requests in a timely fashion.

Section 3.03           General Responsibilities

Subject to the other provisions of this Agreement and commencing on the Effective Date hereof, Operator shall promptly and professionally, perform or cause to be performed, in accordance with Approved Budgets, the following duties and responsibilities on behalf of Partnership:

(a)                                  Day-to-day Matters. Provide the day-to-day management supervision and operating, maintenance, administrative and related services for the Project, including, without limitation, accounting, engineering, planning, budgeting, treasury, technical, tax, insurance administration, industrial relations, public affairs and regulatory;

(b)                                 Materials, Equipment and Supplies. Purchase or procure, in the name of Partnership, materials, equipment and supplies necessary for the operation and maintenance of the Project; sell or exchange in the name of Partnership such materials, equipment and supplies; and take custody, control and management of any such materials, equipment and supplies loaned by any Partner or by any other Person to Partnership, pursuant to a loan agreement lease, purchase option agreement or otherwise. With respect to such purchase or procurement of materials, equipment, supplies or other property, Operator may purchase or procure such property from any available source, including, without limitation, from a Partner or its Affiliates, provided, however, that in the case of any purchase from a Partner or Partner’s Affiliate, the terms and conditions (including, without limitation, price) of any such loan, purchases or procurements are approved by Partnership;

(c)                                  Personnel. Consistent with the provisions of Sections 3.04 and 3.06, provide an adequate and appropriate number of Operating Personnel and Additional Personnel (as those terms are defined in Section 3.06) to perform the obligations contemplated hereunder;

(d)                                 Operating and Maintenance Plan. Operator shall prior to any Expansions submit to Partnership for approval an operating and maintenance plan, as required by the Minimum Federal Safety Standards, Part 192, of the Department of Transportation;

(e)                                  Contracts. Implement and administer all contracts related to the operation and maintenance of the Project to which Partnership is a party;

(f)                                    Payments. Pay and discharge in a timely manner all obligations properly incurred by Operator, or by Partnership to third parties pursuant to this Agreement and Approved Budgets;

(g)                                 Forecasts and Budgets. Prepare and submit to Partnership for approval all forecasts, budgets, schedules, work papers, returns, statements, reports or filings specified in Sections 3.04 and 3.05 or otherwise reasonably requested by Partnership;

(h)                                 Accounts. Consistent with Article IV hereof, maintain accurate and itemized tax and book accounting records for Partnership and establish and maintain capital accounts for the Partners in accordance with the applicable provisions of the federal Natural Gas Act, Internal Revenue Code, the Required Accounting Practice and the Accounting Procedure attached hereto as Exhibit A and incorporated in this Agreement, for the operation and maintenance of the Project and for the design, planning, construction, operation and maintenance of any Expansions completed after the Effective Date, together with any information reasonably required by Partnership relating to such records;

(i)                                     Commercial Paper.  For Partnership and for Partnership’s sole benefit and interest, have or provide custody of funds, notes, drafts, acceptances, commercial paper and other securities belonging to Partnership as same may relate to the Project; keep funds belonging to Partnership on deposit in one or more accounts in the name of Partnership in one or more banking institutions approved by Partnership in writing and invest available funds in the manner provided for by Partnership in writing, disburse such funds and keep appropriate records in connection with all of the above transactions;

(j)                                     Tax Returns.   Consistent with the provisions of Article VI, under the direction of the Tax Matters Partner and/or Partnership, prepare and file all Partnership returns and render and pay (prior to delinquency), all Partnership taxes presently and hereafter attributable to or arising from the construction and operation of the Project;

(k)                                  Regulatory and Government Requirements   Upon the direction and subject to the prior approval of Partnership, Operator shall prepare and file on behalf of Partnership:

(i)                                     all applications required to be filed with any governmental agencies for:

(A)                              any Expansions and for the operation of the Project, and

(B)                                original and revised Tariffs or rate schedules and/or any amendments thereto;

(ii)                                  all filings, reports and the like prescribed by the regulatory body or bodies having jurisdiction over the Project;

(iii)                               all reports and returns required by federal, state and local taxing authorities (including but not limited to income, withholding, franchise, sales, use and excise taxing authorities); and

(iv)                              all other filings required by governmental agencies having jurisdiction over the Project;

(l)                                     Regulatory Contacts. Respond to and maintain contacts with governmental authorities, whether federal, state or local, on behalf of Partnership;

(m)                               Transportation Service Agreements. Subject to the prior approval of Partnership, negotiate and prepare and, upon execution by Partnership, administer the Transportation Service Agreements or any amendments thereto for service on the Project in accordance with the policies of Partnership and the FERC Tariff, including but not limited to, the preparation and collection of all invoices to the Shippers for services rendered thereunder;

(n)                                 Gas Control. Perform gas control and dispatch responsibilities for the Project including, without limitation, dispatching and allocating daily scheduled nominations for the natural gas quantities to be received, transported and redelivered and responding to emergency conditions as necessary to assure safe operations;

(o)                                 Gas Measurement. Perform gas measurement responsibilities for the Project including, without limitation, the control of all valves, flow regulators and quantity measurement facilities, the measurement of quantities of Gas actually received into and delivered from the Project and the allocation of such quantities to Shippers;

(p)                                 Gas Quality. Monitor the quality of Gas delivered into and out of the Project to maintain quality specifications that are consistent with the quality specifications set forth in the FERC Tariff and applicable interconnection agreements;

(q)                                 Operating Reports. For each meeting of the Management Committee furnish Partnership with operating reports covering the period since the last meeting of the Management Committee showing by month total volumes and Btu content of the natural gas delivered into and from the Project, the volumes and Btu content of the natural gas consumed or lost in operations, and each Shipper’s share of all transportation volumes, together with all applicable natural gas volume statements and Btu analyses. At the reasonable request of any Partner, Operator shall provide an operating report that sets forth total daily volumes and Btu content of the natural gas delivered into and from the Project, the daily volumes and Btu content of the natural gas consumed or lost in operations and each Shipper’s daily share of transportation volumes;

(r)                                    Interconnect Agreements.   Subject to the prior approval of Partnership, negotiate and prepare and, upon execution by Partnership, administer any and all interconnect agreements between Partnership and any other Person with upstream or downstream facilities that interconnect with the Project;

(s)                                  Expansions.  Subject to and under the direction of Partnership, be responsible for the planning, design and construction of Expansions (Operator acknowledges that major expansions will be managed by Partnership);

(t)                                    Rights-of-Way. Purchase, option or otherwise acquire, as required, after the Effective Date of this Agreement, in the name of Partnership, rights-of-way, easements and land in fee necessary for construction, operation and maintenance of the Project; use its reasonable efforts to resist the perfection of or remove and discharge any liens against Partnership’s property and, to the extent permitted by law, keep Partnership’s property free from all liens;

(u)                                 Consultations.  Make reports at each meeting of the Management Committee and be available at all reasonable times to consult with Partnership regarding all responsibilities, duties, obligations and actions of Operator in the form and at the times reasonably requested by Partnership. Further, at the reasonable request of any Partner, Operator shall consult with and provide information to the Partner regarding responsibilities, duties, obligations and actions of Operator;

(v)                                 Records and Reports. Make and retain records and prepare all forms and reports specified in Section 3.05 or otherwise reasonably requested by Partnership or any Partner or Partners entitled to vote who hold not less than 50% of the Partners’ Percentages held by all Partners entitled to vote; provided that Operator shall provide and make available such records, forms or reports and all applications, filings or submissions of Partnership made by or on behalf of Operator, to each Partner, to the extent requested by each Partner;

(w)                               Pipeline Abandonment. Perform all activities necessary to abandon all or any part of the Project, subject to approval of Partnership and all applicable laws;

(x)                                   Partnership Requests.  Perform such acts as are reasonably requested by Partnership or as are necessary to carry out Operator’s responsibilities under this Agreement; and

(y)                                 Standard of Care. Meet the standard of care set form in Section 2.04. In this regard, without limiting such standard of care or the responsibilities of Operator, Operator agrees to develop, implement and follow the written policies, operating manuals and procedures and the like, which have been approved by Partnership.

Section 3.04           Budgets and Schedules

(a)                             Operating and Capital Maintenance Budget.   Within 45 days after the Effective Date of this Agreement, Operator shall prepare and deliver to Partnership a proposed annual operating and capital maintenance budget (including such amendments thereto as may be requested by Partnership) including, without limitation, operating income, expenditures and commitments which Operator anticipates for the balance of Fiscal Year 2007, presented on a monthly basis and broken down into such individual line items and including such supporting documentation and data as Partnership may reasonably require.  Partnership shall endeavor to notify Operator in writing of its approval or disapproval of each such proposed operating and capital maintenance budget within thirty (30) days after receipt thereof.   Not less than ninety (90) days prior to the end of each Fiscal Year, Operator shall prepare and deliver to Partnership a proposed annual operating and capital maintenance budget (including such amendments thereto as may be requested by Partnership) including, without limitation, operating income, expenditures and commitments which Operator anticipates for the ensuing Fiscal Year, presented on a monthly basis and broken down into such individual line items and including such supporting documentation and data as Partnership may reasonably require.  Partnership shall endeavor to notify Operator in writing of its approval or disapproval of each such proposed operating and capital maintenance budget within thirty (30) days after receipt thereof. If any such proposed operating and capital maintenance budget is disapproved, Operator shall revise and resubmit the same for approval as soon as practicable; and Partnership shall endeavor to notify Operator of its approval or disapproval of such revised operating and capital maintenance budget within thirty (30) days after receipt thereof. If Partnership does not approve all or a portion of an operating and capital maintenance budget within sixty (60) days prior to the applicable Fiscal Year then Partnership shall provide Operator, at least thirty (30) days prior to the applicable Fiscal Year, with a tentatively approved budget (“Tentative Budget”) sufficient to enable it to continue operations for a period of three (3) months and, thirty (30) days prior to the expiration of such three month period, shall provide Operator with succeeding tentatively approved three (3) month budget sufficient to enable to continue operations. Any final Approved Budgets shall supplement any Tentative Budget then in place but shall not affect any expenditures incurred or irretrievably committed to prior to the adoption of such Approved Budget.

(b)                            Expansions.   For any Expansions of the Project, Partnership and Operator shall follow the following procedure:

(i)                                     Upon request of Partnership, Operator shall prepare and deliver to Partnership a complete and detailed forecast of financial operations (including such amendments thereto as may be requested by Partnership) anticipated for any Expansion of the Project (the “Expansion Budget”), setting forth the estimated Expansion costs to be incurred by Partnership for a twelve-month period. Operator shall also prepare a schedule (including such amendments thereto as may be requested by Partnership) setting for the planning, design, construction, testing and other activities required for the Expansion. Partnership shall endeavor to notify Operator in writing of its approval or disapproval of the Expansion Budget and such schedule within thirty (30) days after receipt thereof. If such Budget and/or schedule are disapproved, Operator shall revise and resubmit the same (and shall revise all other rejected budgets and/or schedules and resubmit the same) for approval in writing as soon as practicable; and Partnership shall endeavor to notify Operator in writing of its approval or disapproval of any such revised budget and/or schedule within thirty (30) days after receipt thereof. If, at the expiration of such twelve (12) month period of the Expansion Budget, the applicable FERC Certificate has not yet been received and accepted pursuant to the terms of the Partnership Agreement, Operator shall continue to prepare additional twelve (12) month Expansion Budgets for approval by Partnership in the same manner as the first Expansion Budget until such time as the applicable FERC Certificate is received and accepted or Partnership otherwise directs.

(c)                                  Authorized Expenditures.  Written approval by Partnership of any of the budgets described in Sections 3.04(a) and (b) shall constitute authorization by Operator to incur the expenditures contained therein, subject to any revisions in such budgets approved or required by Partnership and the other provisions of this Agreement; provided, however:

(i)                                     Partnership may approve only a portion of any budget and, if only a portion is approved, only that approved portion shall constitute an Approved Budget;

(ii)                                  Operator may incur the expenditures contained in such budget and incur expenditures up to ten percent (10%) in excess of the amount set forth for any line item in such budget, provided that the total of all such expenditures in excess of budgeted line item amounts shall not exceed five percent (5%) of the total amount of such budget. Operator shall immediately inform Partnership of any facts which Operator believes may increase or decrease any line item in the most recent budget approved by Partnership by ten percent (10%) or more or may increase or decrease the total amount of such budget by five percent (5%) or more, and Operator acknowledges and agrees that any increases of any line item by ten percent (10%) or more or any increase of the total amount of such budget by five percent (5%) or more shall require the prior written approval of Partnership. Operator acknowledges and agrees that by virtue of this subparagraph no budget shall include contingencies for cost overruns; and

(iii)                               In no event shall Operator be obligated or permitted to make any payment or incur any expenditure not authorized by Partnership or otherwise not contained in any Approved Budget except to extent permitted by Section 3.04(f).

(d)                                 Additional Requests for Funds. Nothing in this Article 3.04 shall preclude Operator from submitting at any time to the Management Committee, additional budgets or requests for funds to satisfy the expenses and commitments of Partnership but Partnership shall have no obligation to approve additional budgets or requests for funds.

(e)                                  Amendments to Approved Budgets. Nothing in this Agreement shall preclude Partnership from terminating or amending an Approved Budget provided that no expenditures made or irretrievably committed to by Operator in any Approved Budget shall be affected by such termination or amendment.

(f)                                    Non-budgeted Expenses. In carrying out the responsibilities set forth in this Agreement, Operator may subcontract for the performance of any such responsibilities; provided, however, that if the expense involved in any such contract has not been approved in an Approved Budget (such an unapproved expense is hereinafter referred to as a “non-budgeted expense”), and such non-budgeted expense is in excess of $5,000 or the total of such non-budgeted expense under all such contracts entered into by Operator in the then current Fiscal Year would exceed $25,000 if such contracts were entered into, Operator shall obtain the written approval of Partnership prior to entering into such contracts.

(g)                                 Contracts.   Notwithstanding that the expenditures to be made under a contract relating to the Project are set forth in an Approved Budget, Operator shall submit for written approval by Partnership prior to execution by Operator any contract:

(i)                                     relating to the Project under which commitments, expenditures or revenues will or are expected to exceed $25,000;

(ii)                                  any such contract which, if entered into, would result in a total commitment by Partnership and/or Operator to any one contractor in excess of $50,000 for the then current Fiscal Year; or

(iii)                               any such contract under which the term or anticipated duration of performance, including any automatic renewals, exceeds twelve (12) months.

(h)                                 Emergencies. In case of explosion, fire, flood, extreme cold, freezing or other sudden emergency, or any accidental major interruption of the operation or construction of the Project, or any part thereof, the prior approval of Partnership shall not be a prerequisite to Operator taking such steps and incurring such costs as, in Operator’s opinion exercised in good faith, are required to deal with such emergency or interruption or to safeguard life and/or property in such event if, in Operator’s opinion exercised in good faith, the delay incurred by securing of such approval may jeopardize the interests of Partnership; and Operator shall endeavor to secure from Partnership any written authorization which might be required for any further action or expenditure. Operator shall also promptly make any required reports of such emergency or interruption to the Partners, each member of Partnership and federal, state and local regulatory authorities having jurisdiction.

Section 3.05           Reports

Operator shall make reports to Partnership in the form, nature and frequency specified by Partnership or any Partner (provided that Operator shall provide each Partner with copies of all reports requested by any Partner) and consult with Partnership in the form, at the times and at the locations reasonably requested by Partnership, including, but not limited to:

(a)                                  Financial Statements.  The preparation and delivery of the statements referred to in Article 7.4 (Annual Financial Statements) and Article 7.5 (Interim Financial Statements) of the Partnership Agreement.

(b)                                 Government Reports. Subject to the other provisions of this Agreement, Operator shall prepare, execute on behalf of Partnership and file with governmental and other agencies all administrative forms or reports (including, without limitation, any regulatory filings, Partnership tax returns, safety reports, operating reports and any other reports from Partnership) required for the construction and day-to-day operations of the Project.

(c)                                  Records Retention. Operator shall retain all charts, records, books of account, Partnership tax returns and materials, plans, designs, studies, reports, contracts (including appendices), material specifications, vendor data, studies and other documents related to the design, construction, operation and maintenance of the Project for a period of at least five (5) years from the date of completion of the activity to which such records relate, except those which relate to Partnership tax returns, which shall be retained for a period of at least ten (10) years, and those which by government regulation or decision of Partnership must be retained for a longer period of time.

(d)                                 Measurements. Operator shall supervise and make reports of readings of all measuring equipment required in connection with the Project

(e)                                  Occurrence Reports. Operator shall make immediate reports to Partnership of all claims, threatened claims and litigation and all unusual, non-routine or significant occurrences in relation to the Project, including, but not limited to:

(i)                                     any environmental occurrence that must be reported to any local, state or federal authority;

(ii)                                  any incident that results in serious injury or death to any Person; and

(iii)                               any incident that results in significant damage to property.

Additionally, Operator shall notify Partnership immediately of any unusual occurrence that may cause a materially higher cost than estimated for the Project or may have a significant operational impact on the Project.

(f)                                    Project Status Reports. On or before the tenth (10th) day of each month, Operator shall provide Partnership with a written report describing the status of the Project, including the status of:

(i)                                     the cash flow of the Project;

(ii)                                  any proposed budget and the Approved Budget(s);

(iii)                               capital maintenance projects;

(iv)                              non-budgeted expenses (as that term is used in Section 3.04(f) incurred;

(v)                                 any third party claims reported to Operator;

(vi)                              existing or contemplated Transportation Service Agreements and any amendment or assignments thereof;

(vii)                           the unaudited financial statements with variance explanations (as detailed, but not limited to the requirements, in Article 7.5 (Interim Financial Statements) of the Partnership Agreement) relating to the operation of the Project for the preceding month;

(viii)                        the interim and/or final results of any environmental audits done at the direction of Partnership;

(ix)                                the operation of the Project (including any matter or update arising in connection with Operator’s responsibilities set forth in Section 3.03);

(x)                                   the number and positions of Operating Personnel and Additional Personnel.

Such monthly status reports shall also describe in reasonable detail the level of expenditures for services and items as compared to the amount budgeted for such services and items.

Section 3.06           Employees/ Consultants and Subcontractors

(a)                                  Operating Personnel and Additional Personnel.  Unless otherwise directed or authorized by Partnership, Operator shall only:

(i)                                     use its employees, employees of its Affiliates, or employees or other Persons (including such Partner’s Affiliates)  offered by Partnership  or  the  Partners (collectively, the “Operating Personnel”),

(ii)                                  contract for the services of unaffiliated independent contractors or other Persons (the “Additional Personnel”),

(iii)                               required by Operator to perform its duties and responsibilities hereunder in an efficient, cost effective and economical manner, provided that the expense for such Operating Personnel and Additional Personnel has been approved in an Approved Budget. Under no circumstances shall Operating Personnel or Additional Personnel be permitted to subcontract or assign their responsibilities, without the prior written consent of Partnership.

(b)                                 Reimbursement.   Operator shall be reimbursed by Partnership for all expenses for Operating Personnel and Additional Personnel authorized by Partnership pursuant to this Section 3.06 in accordance with Section 4.01 and the Accounting Procedure attached as Exhibit “A”.

(c)                                  Qualifications.  In carrying out its responsibilities hereunder, Operator shall, whenever reasonably practicable, use the services of Operating Personnel and in particular its own or its Affiliates’ financing, accounting, auditing, tax, engineering, planning, budgeting, regulatory, public affairs, operating, land and other departments who have personnel possessing the necessary expertise to perform properly the tasks assigned to them, or, with the consent of any Partner’s Affiliates, the services of any of the Partners’ Affiliates, provided that the services of any such Affiliate are utilized in accordance with the terms of this Agreement and compensation to such Affiliates is in accordance with the other provisions of this Agreement and such services are utilized on terms materially no less favorable to Partnership than those prevailing at the time for comparable services of unaffiliated independent parties. Operator shall also be authorized to utilize, as it deems necessary, the services of Additional Personnel, and Operator shall, subject to the other provisions of this Agreement, negotiate contracts, for such services and execute such contracts.

(d)                                 Standards. All Operating Personnel and Additional Personnel shall be duly qualified and experienced to perform such obligations. Operator shall at all times enforce strict discipline and maintain good order among such personnel, and shall require such personnel to perform their services in connection with the Project in accordance with the sound, prudent and workmanlike practices of the gas transmission pipeline industry and to comply with all relevant laws, statutes, ordinances, safety codes, regulations and rules of governmental authorities applicable to the Project, Operator or Partnership.

(e)                                  Non-Discrimination. In performing under this Agreement, Operator will not discriminate against any employee, applicant for employment, contractor, subcontractor or consultant because of race, creed, color, religion, sex, national origin, age or handicap, and will comply with all provisions of all applicable laws, regulations, orders and guidelines of governmental administrative agencies relative to its employment of employees and agents. All Additional Personnel shall be directed to comply with these requirements and each contractor and subcontractor shall be required to indemnify Partnership and the Partners against all costs, fees, penalties, fines and expenses of any kind arising out of such Person’s non-compliance with such laws, regulations and orders. The provisions of this Section 3.06(e) shall be applicable to all Additional Personnel and other Persons engaged or directed by Operator to the extent required by law.

(f)                                    Third Party Insurance. Operator shall require all Additional Personnel and any other third party independent contractors performing services for the benefit of Partnership or the Project to maintain in force and effect insurance of the types and in the amounts as may be specified from time to time by the Management Committee, including, but not limited to, the coverages specified in Section 5 04.

(g)                                 Appointments.  Partnership shall have the right to require Operator to appoint, reassign or remove a Person in Operator’s organization (including any Operating Personnel or Additional Personnel) and to fill the position(s) vacated by such reassignment with personnel satisfactory to Partnership. In regard to this right, Operator and Partnership each agree that any Partner holding not less than a fifty percent (50%) interest in Partnership shall independently have the right to appoint and remove from time to time one Person, as an Operating Personnel, to the Operator’s organization, the authority and responsibilities of each such Person to be set forth in advance by Partnership, it being acknowledged and agreed to by Operator and Partnership that such Person, shall:

(i)                                     if agreed to by such Partner and the Person appointed by such Partner, be appointed a signing officer of Operator, and

(ii)                                  equally share, with the other such Person(s) appointed, in the overall management of the Operator and the Project, subject to the discretion and review of Partnership.

ARTICLE IV.
FINANCIAL, ACCOUNTING AND BILLING PRACTICES

Section 4.01           Accounting and Compensation

(a)                                  Operator shall keep a full and complete account of all revenues, costs, expenses and expenditures incurred by it in connection with its obligations hereunder in the manner set forth in the Accounting Procedure attached hereto as Exhibit “A” and incorporated herein.

(b)                                 Pursuant to the provisions of the Accounting Procedure and in accordance with the Approved Budgets, Partnership shall provide funds in advance to Operator each month for all reasonable costs, expenses and expenditures estimated for such month for work to be performed or material to be provided for the Project by Operator or by any other Person(s) which are authorized under the Approved Budgets; provided, however, that costs incurred by Operator under Section 5.01 (Operator’s Indemnity) which are not otherwise covered by Section 5.02 (Partnership’s Indemnity) shall neither be advanced nor reimbursed by Partnership.

(c)                                  It is the intent of the Parties hereto that Operator, in carrying out its services hereunder, shall:

(i)                                     subject to  the  amounts  approved  for  expenditure  under   the Approved Budgets, be fully reimbursed,

(ii)                                  neither have a surplus nor incur a deficit in operating funds, and

(iii)                               neither make a profit nor suffer a loss (after taking into account the applicable tax treatment), except for costs incurred by Operator under Section 5.01 and not covered by Section 5.02.

To the extent that a deviation from this standard occurs, appropriate retrospective and/or prospective adjustments will, subject to the other provisions of this Agreement, promptly be made to ensure that Operator is made whole, but not obtain any profit or gain. Operator shall manage for the benefit and account of Partnership any funds which may be made available by Partnership of which Operator has custody in a prudent manner, utilizing up-to-date techniques of cash management.

Section 4.02                                Statements of Costs

Operator shall submit to Partnership and to each Partner monthly summary statements prepared on a monthly basis covering all costs, expenses and expenditures paid or incurred and advances made by Operator and all revenue earned and expenses paid by Partnership in relation to the Project from and after the date of this Agreement. Each such statement shall be submitted no later than thirty (30) days after the end of the month to which it relates.

Section 4.03                                Records of Costs

Operator shall maintain complete books of account and records of all costs, expenses and expenditures incurred by Partnership prior to and during construction of any Expansions, in the maintenance and operation of the Project, and in otherwise performing any of its obligations under this Agreement, so as to provide Partnership and the Partners with the information required for accounting, regulatory, tax (including, without limitation, federal, state and local), insurance, financing and other reasonable purposes.

Section 4.04                                Inspection of Facilities

Partnership and each Partner shall have the right at all reasonable times during normal business hours to inspect the Project and all related facilities. Such right may be exercised through any agent, employee or representative designated by it. The person making the request to inspect shall bear all expenses incurred in connection therewith.

Section 4.05                                Audit

(a)                                  Partnership and each Partner shall have, after fifteen (15) days’ notice in writing to Operator, the right to audit or examine at its own expense, from time to time during normal business hours, all books, work papers and records of Operator and Operating Personnel as well as the relevant books of account of Operator’s contractors (including Additional Personnel) relating to the design, construction, operation, maintenance and administration of the Project maintained pursuant to this Agreement. At the Management Committee’s or any Partner’s option, such audits or examinations may be conducted by the Audit Committee, the Partners, independent certified public accounts or other Persons selected by the Management Committee. Such audit right shall include the right to meet with Operator’s internal and independent auditors to discuss matters relevant to the audit or examination. Any adjustments shall be in accordance with the provisions of Section 1.03 of the Accounting Procedure. Partnership or any Partner shall have thirty-six (36) months after the close of a calendar year in which to audit Operator’s books, work papers and records for such calendar year; provided, however, that any audits relating to construction costs may be made up to thirty-six (36) months after the close of the calendar year of completion of construction.

(b)                                 Absent fraud, intentional concealment or misrepresentation by Operator, its Affiliates or Operating Personnel or Additional Personnel, and except for any adjustments which may arise from FERC compliance audits, Operator shall neither be required nor permitted to adjust any item unless a claim therefor is presented or adjustment is initiated within thirty-six (36) months  after the close of the calendar year in which the statement therefor is rendered, and in the absence of such timely claims or adjustments, the bills, and statements rendered shall be conclusively established as correct; provided, however, this shall not prevent audit adjustments resulting from physical inventory of the Project, any Expansions and any other property of the Project, or audit adjustments relating to construction costs incurred which are made within thirty-six (36) months after the close of the calendar year of completion of construction.

(c)                                  Operator shall use best efforts to obtain and enforce in contracts with third parties (including Additional Personnel) entered into in connection with the Project provisions which give Partnership and Operator audit rights with respect to such contracts substantially identical to those set forth in Section 4.05.

Section 4.06                                Rate Reviews

Operator, under the direction of Partnership, shall review from time to time the rates and fees charged for transportation services under the various Transportation Service Agreements and report to Partnership any revisions in such rates and fees as would enable full recovery of all costs in Partnership’s governmentally authorized tariffs.

ARTICLE V.
INDEMNIFICATION, LITIGATION, INSURANCE AND LIABILITY

Section 5.01                                Operator’s Indemnity

Except for acts, omissions and/or matters for which Operator is entitled to be indemnified and is not liable under Section 5.02, Operator shall indemnify and hold Partnership, each Partner and their Affiliates and the directors, officers, employees, agents and invitees of each of them harmless from and against all actions, claims, demands, costs (including legal fees and disbursements) and liabilities asserted against them by a third party which arise, directly or indirectly, from or in connection with:

(a)                                  all negligent acts or negligent failures to act by Operator and its contractors, subcontractors, agents, directors, officers, employees and Operating Personnel and Additional Personnel;

(b)                                 any breach of this Agreement by Operator; and

(c)                                  claims for non-payment of any and all contributions, withholding deductions or taxes on wages, salaries or compensation paid to Persons engaged by Operator and its contractors, subcontracts, agents, directors, officers, employees and personnel (including Operating Personnel and Additional Personnel) in connection herewith for which Partnership has already paid or reimbursed Operator except for claims associated with or resulting from good faith efforts to contest such taxes.

Section 5.02                                Partnership’s Indemnity

(a)                                  Inasmuch as the services to be provided by Operator hereunder are to be furnished and performed for only the reimbursements provided in the Accounting Procedure attached as Exhibit “A” hereto, Partnership shall indemnify and hold harmless Operator and its directors, officers, employees, agents and Operating Personnel and Additional Personnel (and their permitted subcontractors) from and against all costs, expenses, expenditures, actions, claims, demands, costs and liabilities asserted against them by a third party arising out of acts (or failure to act) of Operator in good faith and within the scope of its authority as set forth in this Agreement (to the extent only that such actions, claims, demands, costs and liabilities are not satisfied by insurance carried pursuant to Section 5.04 below). Notwithstanding any other provision of this Agreement, Operator and its directors, officers, employees, agents and Operating Personnel and Additional Personnel shall not be liable to Partnership, each Partner or their Affiliates and the directors, officers, employees, agents and invitees of each of them for any obligations, costs, expenses, expenditures, actions, claims (including third party claims), demands, costs, liabilities or commitments asserted against or incurred by or on behalf of Partnership, any Partner or their Affiliates arising out of acts (or failure to act) of Operator in good faith and within the scope of its authority as set forth in this Agreement. Operator and its directors, officers, employees, agents and Operating Personnel and Additional Personnel shall not, however, be indemnified for its or their gross negligence or willful misconduct.

(b)                                 Operator shall use its best efforts to require that all contracts with Additional Personnel (as herein defined in Section 3.06(a)) and their subcontractors include a provision requiring such Additional Personnel to indemnify and save harmless Operator, Partnership, the Partners and their Affiliates, and the directors, officers, agents, employees and invitees of each of them from and against any claim, loss or liability for death, personal injury or damage to or destruction of property incurred by reason of any negligent act or omission of such Additional Personnel and its employees, agents, servants and invitees.

Section 5.03                                Consequential Damages

Notwithstanding any other provision of this Agreement, Operator and its Affiliates shall not be liable to Partnership, each Partner or their Affiliates for any consequential, exemplary, special, incidental or punitive damages (including, without limitation, loss of profits, revenues, income or savings, pipeline transportation capacity, cost of capital or loss of business reputation or opportunity) arising from this Agreement or any breach thereof or error in the operation of the Project regardless of the fault or negligence (whether sole, joint or concurrent, active or passive) of Operator or its Affiliates.

Section 5.04                                Insurance

(a)                                  Operator shall carry and maintain such insurance coverages as required or approved by Partnership for the benefit of, and shall to the extent permitted by the insurer(s) name as named insured, Operator, Partnership, each Partner and their Affiliates and the directors, officers, employees (including Operating Personnel), agents, servants and invitees of each of them, but only so far as it relates, directly or indirectly, to the Project and such insurance coverages shall include, where possible, cross liability provisions. Such insurance shall be a reimbursable cost pursuant to Section 4.01 hereof and Article 3.08 of the Accounting Procedure.

(b)                                 Operator shall require contractors, subcontractors or consultants (including Additional Personnel) to carry and maintain insurance deemed adequate by the Management Committee:

(i)                                     to protect the Operator, Partnership and each Partner and their Affiliates and the directors, officers, employees, agents and invitees of each of them, but only so far as it relates, directly or indirectly, to the Project, and

(ii)                                  satisfy any other requirements of law.

(c)                                  In the event any portion of the insurance contemplated by this Section 5.04 cannot be obtained on terms satisfactory to the Management Committee, Operator shall have no liability to Partnership for failure to procure such insurance, except to give written notice immediately to the Management Committee of such fact.

Section 5.05                                Litigation Decisions

Any and all claims, damages or causes of action against Partnership asserted by anyone other than Partnership, any Partner or Operator arising out of the design, construction, operations, maintenance, and administration of the Project which are not covered by insurance placed pursuant to Section 5.04 of this Agreement shall be settled or litigated and defended by Operator in accordance with its best judgment and discretion when either:

(a)           (i)             the amount involved is $100,000 or less;

(ii)                                  no injunctive or similar relief is sought, and

(iii)                               no criminal sanction is sought; or

(b)                                 the action is one for which Operator is required to provide indemnification pursuant to Section 5.01 of this Agreement;

otherwise, such decision shall be made by Partnership, and any settlement or defense thereof shall be controlled by Partnership.  The matters described in subparagraph (a) above shall be carried out by Operator for and on behalf of the Partnership and at Partnership’s expense (including expenses of litigation and all amounts paid in settlement or to discharge judgment)

Section 5.06                                Notice of Litigation

Operator shall give Partnership notice of any litigation against Partnership or against Operator as soon as practicable after Operator receives notice of such litigation.

ARTICLE VI.
TAXES

Section 6.01                                Tax Returns and Payments

Subject to prior review and written approval by Partnership, Operator shall file all returns and render and pay (prior to delinquency) all taxes presently and hereafter enacted which are the lawful obligations of Partnership. If any Partner requests, such returns along with relevant data shall be prepared in time to permit such Partner to reflect its results in any consolidated/ combined, or unitary tax return including such Partner. Operator shall have no authority to make any elections on behalf of Partnership or individual Partners for federal or state or any other income tax purposes. Matters of tax policy for Partnership shall be the responsibility of the Management Committee or of the Tax Matters Partner to the extent delegated to such Partner pursuant to Article 7.6 of the Partnership Agreement.  All taxes, net of applicable credits, which are the lawful obligations of Partnership that are paid by Operator shall be treated as costs chargeable to Partnership.

Section 6.02                                Ad Valorem Taxes

Without limiting Section 6.01, Operator shall render for ad valorem taxation all property of Partnership which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent.  Operator shall bring any tax assessment which Operator believes to be unreasonable to the attention of Partnership and, if so directed in writing by Partnership, shall protest such valuation within the time and manner prescribed by law, and prosecute the protest to a final determination, unless Partnership directs Operator in writing to abandon the protest prior to final determination. When any such protested valuation shall have been finally determined, Operator shall pay the assessment, together with interest and penalty accrued.  All ad valorem tax payments, net of any applicable credits, shall be treated as costs chargeable to Partnership.

ARTICLE VII.
INTELLECTUAL PROPERTY AND NON-COMPETITION

Section 7.01                                Inventions and Copyrights

Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material, developed by Operator or its employees during and connected with the performance of services under this Agreement shall, unless otherwise directed by Partnership in writing, be assigned (and the same are hereby assigned for good and valuable consideration) to Partnership, which shall have the exclusive right to the exploitation hereof.

Section 7.02                                Confidentiality

Because the information and knowledge gained during the performance of services hereunder may consist of valuable proprietary information, the misuse or disclosure of which could cause substantial damage to Partnership, any and all confidential and proprietary information obtained by Operator in performance of its obligations hereunder shall be held in strict confidence by Operator, its directors, officers, employees, agents and Operating Personnel and Additional Personnel except as needed to comply with the purposes of this Agreement or when disclosure is compelled by law or regulation. Prior to any such disclosure, however, Operator shall immediately provide to Partnership written notice thereof so that Partnership may seek a protective order or other appropriate remedy or waive compliance by Operator with this Section. In the event that any court or administrative body requires disclosure of such confidential information, then Operator or any of its employees, agents or subcontractors required to provide such disclosure shall furnish only that portion of such confidential information which is legally required and, further, shall each exercise their best efforts to obtain reasonable assurances that confidential treatment will be accorded such confidential information.

Any contracts entered into by Operator related to this Agreement, including those for Additional Personnel, shall contain a provision which similarly restricts the use and disclosure of such information. This Section 7.02 shall survive the termination of this Agreement.

Section 7.03                                License to Operator

Each Partner which is a signatory to this Agreement hereby grants to Operator on behalf of Partnership an irrevocable, royalty-free, non-exclusive and a non-assignable, license to use, during the term of this Agreement, any confidential information provided to Partnership or Operator by said Partner and designated as such by the Partner, or generated by Partnership or Operator on behalf of said Partner or Partnership during the term of the Partnership Agreement.  For purposes of this Section 7.03, confidential information shall include, but shall not be limited to, inventions (whether patented or not)

and copyrights or copyrightable material. As a condition precedent to the effectiveness of the aforesaid license to use, Operator hereby expressly agrees that it will utilize such confidential information solely in connection with the performance of its duties hereunder and further expressly agrees that it will be subject to and bound by the provisions set forth in Section 9.6 of the Partnership Agreement as if it were a Partner, which provisions are incorporated herein by reference as if set out in full. Upon termination of this Agreement or its removal as Operator, Operator shall return all confidential information which has been provided to it, together with all reproductions thereof in Operator’s possession, pursuant to the aforesaid license to use to the Person (Partner(s) of Partnership) from which it obtained such confidential information.

For the purposes of Sections 7.02 and 7.03, confidential information will not include information with respect to which Operator is able to establish that:

(a)                                  at the time of disclosure hereunder was or thereafter became generally available to the public, other than as a result of a disclosure of information in violation of this Agreement by Operator or anyone to whom Operator or its representatives disclosed such information;  or

(b)                                 was or became lawfully known to Operator on a non-confidential basis from a source (other than Partnership) that is entitled to disclose the information; or

(c)                                  was already in the possession of Operator or was lawfully acquired by Operator from a third party if such third party is not subject to any prohibition against transmitting the information;  or

(d)                                 was or is developed by Operator independently of the confidential information received directly or indirectly from or on behalf of Partnership or the provisions of this Agreement.

ARTICLE VIII.
ASSIGNMENT

Section 8.01                                Assignment

(a)                                  Except as set out in this Section 8.01, neither this Agreement nor any of the rights and obligations under this Agreement may be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(b)                                 Notwithstanding any other provision of this Agreement, Operator may, without the consent of the Partnership or Partners, assign this Agreement, including all rights and obligations hereunder, at any time to any of Operator’s Affiliates.

ARTICLE IX.
TERMINATION

Section 9.01                                Term and Termination of the Agreement

The term of this Agreement shall commence as of the Effective Date and, subject to earlier termination in accordance with Section 9.02 hereof, shall terminate on June 30, 2007.

Section 9.02                                Termination of Operator

Partnership shall have the right to terminate this Agreement by delivering  a notice of termination (“Termination Notice”) to Operator upon the occurrence of any of the following events:

(a)                                  Operator has breached this Agreement or has acted in a manner contrary to the best interest of Partnership (as determined by Partnership in its sole judgment) and has not remedied such breach or action within 30 days of receipt of written notice of such breach or action from the Partnership;

(b)                                 the Partnership elects to terminate this Agreement;

(c)                                  Partnership intends to dissolve or terminate the Partnership;

(d)                                 Operator dissolves, becomes insolvent or if a petition in bankruptcy is filed by or against Operator, or if Operator takes the benefit of any bankruptcy or insolvency law, or files any plan or arrangement thereunder or if a receiver is appointed for Operator or any of its property.

Section 9.03                                Operator’s Costs, Expenses and Actions upon Termination

In the event of Partnership delivering a Termination Notice to Operator, Operator shall, unless otherwise specified in the Termination Notice, continue to operate the Project in accordance with the terms and conditions of this Agreement up to and including the date specified in the Termination Notice and shall forthwith without undue delay, but in any event no later than sixty (60) days thereafter, transfer and assign to Partnership, or to another entity if so directed by Partnership, any and all assets of Partnership held by Operator its officers, directors, employees, Operating Personnel and Additional Personnel hereunder, including, but not limited to all contracts, permits, books, records, confidential material, licenses, contract rights and other property, whether tangible or intangible. Operator shall promptly wind up its duties as Operator and complete the transfer of its responsibilities and any assets of Partnership held hereunder to Partnership or another entity as may be directed by Partnership and Partnership shall pay to Operator upon any termination of this Agreement, in addition to any costs for which Partnership may be obliged to reimburse Operator pursuant to Article IV of this Agreement, any and all costs and expenses reasonably incurred by Operator in winding up and transferring its responsibilities and Partnership assets.

Section 9.04                                Survival of Obligations

The termination of this Agreement for any reason shall not discharge either Party from any obligation which it owes to the other Party by reason of any transaction, commitment or agreement entered into, or any loss, cost, damage, expense or liability which shall have occurred or arisen (or the circumstances, events, or basis of which have shall occurred or arisen) prior to such termination. It is the intent of the Parties that any obligation owed by one Party to the other (whether the same shall be known or unknown at the termination hereof, or whether the circumstances, events, or basis of the same shall be known or unknown at the termination hereof) shall survive the termination of this Agreement.

ARTICLE X.
FORCE MAJEURE

Section 10.01                          Effect of Force Majeure

In the event that either Partnership or Operator is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon such Party giving written notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both Parties, except for unpaid financial obligations arising prior to such event of force majeure, shall be suspended to the extent and for the period of such force majeure condition.

Section 10.02                          Nature of Force Majeure

The term “force majeure” as employed in this Agreement shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers of people, interruptions by government or court orders, present and future valid orders, decisions or rulings of any governmental entity having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the making of repairs or alterations to wells, pipelines or plants, partial or entire failure of gas supply or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure.

Section 10.03                          Non-Force Majeure Situation

Neither Operator nor Partnership shall be entitled to the benefit of the provisions of 0 if the failure was caused by lack of funds, or with respect to the payment of any amount or amounts then due hereunder.

Section 10.04                          Resumption of Normal Performance

Should there be an event of force majeure affecting performance hereunder, such events shall be remedied with all reasonable dispatch to ensure resumption of normal performance.

Section 10.05                          Strikes and Lockouts

Settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the requirement in Section 10.04 that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

ARTICLE XI.
REMEDIES

Section 11.01                          Remedies

Remedies provided under the provisions of this Agreement shall not be construed as limiting the rights or remedies otherwise conferred by law or in equity; provided, however, in no event shall any Partner or any of its Affiliates or their respective directors, officers, employees, agents or shareholders have any individual or separate liability to Operator under or as a result of this Agreement and Operator agrees that any claim against Partnership which may arise hereunder shall be made only against the assets of Partnership and that all rights to proceed against the Partners or their Affiliates and the assets of the Partners (other than their interests in Partnership) as a result of any such claim or any obligation arising therefrom, are hereby expressly waived.

ARTICLE XII.
INDEPENDENT CONTRACTOR

Section 12.01                              Independent Contractor

In performing services pursuant to this Agreement, Operator shall be an independent contractor and not an employee, agent or servant of Partnership; and this Agreement does not create any partnership or joint venture between Partnership and Operator.

ARTICLE XIII.
APPROVAL OR ACTION OF PARTNERSHIP

Section 13.01                              Approval or Action of Partnership

Notwithstanding any other provision of this Agreement, Partnership and Operator acknowledge and agree that the Management Committee shall have the exclusive right to make all decisions and take all actions for Partnership under this Agreement and that such decisions or actions shall be communicated to Operator by a written communication signed by each member of the Management Committee (or their respective designated alternates), provided that any communication relating to an amendment of this Agreement effecting a reduction, limitation or elimination of Operator’s responsibilities under this Agreement or the termination of this Agreement need only be executed by the member of the Management Committee (or its designated alternate) of any Partner or Partners, (excluding TGPC) who hold(s) not less than 50% of the Partners’ Percentages held by all Partners (excluding TGPC) to be effective and binding upon Operator and Partnership. All the foregoing written communications shall be binding on Operator and Partnership. In light of the foregoing, Operator agrees to make all communications to Partnership through the Management Committee and to report to and coordinate its efforts to satisfy its obligations hereunder with the Management Committee.

ARTICLE XIV.
GENERAL

Section 14.01                              Counterparts

This Agreement may be executed in counterparts, including counterparts delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

Section 14.02                              Captions

The article and section headings used in this Agreement are for convenience only and shall not be determinative in construing the meaning, effect or application of any article, section or provision hereof.

Section 14.03                              Binding Effect

The rights and obligations set forth in this Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and their respective permitted successors and assigns.

Section 14.04                              Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, representations and understandings, including, without limitation, written or oral, pertaining thereto. This Agreement shall be amended, restated or supplemented only by the written agreement of all the Parties.

Section 14.05                              Prior Operating Agreement

Notwithstanding any other provision of this Agreement, Operator shall not be responsible for any duties or obligations accruing or arising under the Prior Operating Agreement.

Section 14.06                              Severability

If any provision of this Agreement or the application thereof shall be invalid, illegal or unenforceable to any extent and for any reason, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 14.07                              Applicable Laws

This Agreement and the obligations of the parties hereto shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction, and any proceedings arising out of this agreement shall be brought in the appropriate court of competent jurisdiction located in the state of Nevada in the city of Reno.

Section 14.08                              Laws and Regulatory Bodies

This Agreement and the obligations of the parties hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

Section 14.09                              Waiver

No waiver by any Party of any default by any other Party in the performance of any provision, condition, covenant or requirement herein shall be deemed to be a waiver of, or in any manner release, such other Party from performance of any other provision, condition, covenant or requirement herein contained; nor deemed to be a waiver of, or in any manner a release of, such other Party from future performance of the same provision, condition, covenant or requirement.  Any delay or omission of any Party in exercising any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one Party shall constitute a waiver of such right by the other Party except as may otherwise be required by law with respect to Persons not parties hereto. The failure of one Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

Section 14.10                              Further Assurances

Each of the Parties hereto agrees to execute and deliver such other and additional instruments and documents, provide such information and to do or refrain from doing such other acts as may be reasonably necessary to effectuate this Agreement.

Section 14.11                              Notices

Any notice, demand, request, consent or approval required or permitted to be given or made under this Agreement shall be in writing and shall be given either by mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission.  All notices, demands, requests, consents and approvals to be sent to a Party hereto must, unless otherwise directed by the applicable Party, be sent to or made at the following address:

Partnership:

TransCanada PipeLines Limited
450 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1
Attention: Mark Zimmerman
Facsimile: (403) 920-2363

with a copy to:

TC PipeLines GP, Inc.
450 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1
Attention: Secretary
Facsimile: (403) 920-2460

Operator:
TransCan Northwest Border Ltd.
450, 1st Street S.W.
Calgary, Alberta , Canada T2P 5H1
Attention: Craig Frew
Facsimile: (403) 920-2661

with a copy to:

TransCan Northwest Border Ltd.
450 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1
Attention: Secretary
Facsimile: (403) 920-2460

Any such notice or other communication shall be deemed to have been received by the recipient:

(a)                                  in the case of a letter which is hand-delivered or couriered, when actually delivered, in the case of a letter which is sent by registered post, on the seventh day after posting (or on actual receipt, if earlier); or

(b)                                 in the case of transmission by facsimile, at the time of receipt of transmission, if such transmission occurs on a business day and during normal business hours of the recipient; otherwise on the next business day.

Section 14.12                              Pronouns and Plurals

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 14.13                              Conflicts

In the event there is any conflict between this Agreement and any exhibit or other agreement referred to herein, the provisions hereof shall be deemed controlling.

Section 14.14                              Not for Benefit of Third Persons

This Agreement is intended to be solely for the benefit of Partnership, Partners and Operator and their permitted successors and assigns and is not intended to and shall not confer upon any other Person any other rights or benefits.

Section 14.15                              References to Money

All references in this Agreement, and transactions hereunder, to money shall be to or in Dollars of the United States of America.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of this 19th day of December, 2006.

TUSCARORA GAS TRANSMISSION COMPANY
by its Partners

Tuscarora Gas Pipeline Co.

By:	/s/ Carolyn C. Barbash
Name:	Carolyn C. Barbash
Title:	President

TCPL Tuscarora Ltd.

By:	/s/ Craig R. Frew
Name:	Craig R. Frew
Title:	President

By:	/s/ Donald J. DeGrandis
Name:	Donald J. DeGrandis
Title:	Secretary

TC Tuscarora Intermediate Limited Partnership, by its general partner, TC PipeLines GP, Inc.

By:	/s/ Mark Zimmerman
Name:	Mark Zimmerman
Title:	President

By:	/s/ Donald J. DeGrandis
Name:	Donald J. DeGrandis
Title:	Secretary

TRANSCAN NORTHWEST BORDER LTD.

By:	/s/ Donald J. DeGrandis
Name:	Donald J. DeGrandis
Title:	Secretary

By:	/s/ Donald R. Marchand
Name:	Donald R. Marchand
Title:	Vice-President

EXHIBIT “A”
TO
OPERATING AGREEMENT
ACCOUNTING PROCEDURE

ARTICLE I.
GENERAL PROVISIONS

Section 1.01                                Statements and Billings

Operator may, subject to the provisions of the applicable Approved Budget, bill Partnership on the fifteenth (15th) day of each month for the estimated costs and expenses net of estimated revenues for the next succeeding month and any adjustments which may be necessary to correct prior estimated billings to actual. Such estimates shall not deviate from amounts specified in the Approved Budgets. Interest earned on the advance payment of estimated costs shall be credited to the account of Partnership and may be used by it to satisfy its obligations to Operator hereunder. It is anticipated that the adjustments reflected in a given month’s billing will usually relate to the second preceding month. Such bills will be summarized by appropriate classifications indicative of the nature thereof and, at the request of any member of the Management Committee, Operator shall provide appropriate back-up detail to support adjustments to the bills. For purposes of the Agreement and this Accounting Procedure, a “month” shall mean a calendar month and a “Fiscal Year” shall mean a calendar year.

Section 1.02                                Payment by Partnership

Partnership shall, subject to the other provisions of the Agreement, pay all bills presented as provided in the Agreement on or before the fifteenth (15th) day after the billing date and the Partners’ receipt of the back-up detail referred to above.

Section 1.03                                Disputed Charges

The Management Committee or any Partner or Partners entitled to vote who hold not less than 50% of the Partners’ Percentage held by all Partners entitled to vote may, within the time provided in Section 1.04 of this Accounting Procedure, take written exception to any bill or statement rendered by Operator for any expenditure or any part thereof, on the ground that the same was not a reasonable, authorized or proper cost incurred by Operator. Partnership shall nevertheless pay in full when due the amount of all statements submitted by Operator which are in accordance with the Approved Budgets and Section 1.02 of this Accounting Procedure. Such payment by or on behalf of Partnership shall not be deemed a waiver of the right of Partnership to recoup any contested portion of any bill or statement. However, if the amount as to which such written exception is taken or any part thereof is ultimately determined by an independent and qualified arbitrator chosen by Partnership and Operator not to be a reasonable, authorized or proper expense incurred by Operator hereunder, such amount or portion thereof (as the case may be) shall be refunded immediately by Operator to Partnership, or, at the election of any Partner who holds not less than 50% of the Partners’ Percentages held by all Partners entitled to vote, amounts then or thereafter owed by Partnership hereunder to Operator may be offset against amounts owed hereunder by Operator to Partnership.

Section 1.04                                Adjustments

Payment of any such bills shall not prejudice the right to protest or question the correction hereof within the time periods prescribed for audits of such bills by Section 4.05(a) of the Agreement. No adjustment favorable to Operator shall be made unless it is made within the same prescribed time periods.

Section 1.05                                Financial Records

Operator shall maintain for the account of Partnership accurate books and records in accordance with the FERC’s Uniform System of Accounts for Major Natural Gas Companies or any successor system thereto.

ARTICLE II.
CAPITAL ITEMS AND CONSTRUCTION COSTS

Section 2.01                                Capital Items and Construction Costs

Except for items included in an Approved Budget or in the event of an emergency as provided in Section 3.04(h) of the Agreement, prior to the acquisition of any property, real or personal, costing more than $5,000 in the name or on behalf of Partnership, which under the accounting rules and regulations, if any, at the time prescribed by Partnership is at the time operating, might be capitalized, Operator shall prepare and submit to Partnership a forecast of the cost of all such property.  Upon written approval of such forecast by the Management Committee, Operator shall have authority to purchase such property in Partnership’s name without further approval or action by Partnership.

ARTICLE III.
COSTS, EXPENSES AND EXPENDITURES

Subject to the provisions of the Approved Budgets, the limitations hereinafter prescribed and the provisions of the Agreement, upon the approval by the Partnership of an Approved Budget, Operator shall charge Partnership for all costs and expenses incurred by Operator (except those costs incurred under Section 5.01 of the Agreement), net of discounts, in connection with the administration, planning, accounting, design, construction, operation, maintenance, upkeep, or abandonment of the Project and any Expansions (hereinafter collectively referred to as “Operations”), including but not limited to the following items:

Section 3.01                                Rentals

All rentals paid by Operator

Section 3.02                                Labor Costs

Salary and wages of Operating Personnel, as that term is used in the Agreement, at cost, taking into account base salary and wages and applicable burden and overhead. The Parties hereto hereby acknowledge that the aforesaid burden shall include, without limitation, the cost of holidays, vacation, sickness and disability benefits, established plans for employees’ group life insurance, hospitalization, disability, pension, retirement, savings and other benefit plans and other customary benefits and allowances paid to employees whose salaries or wages are chargeable under this provision together with the assessments imposed by governmental authorities which are applicable to such salary, wages and the costs and benefits relating thereto. The aforesaid overhead shall cover the costs of general office overhead and other indirect and undistributable costs. The Parties acknowledge and agree that:

(a)                                  for Operating Personnel provided by Operator or its Affiliates the salary and wages and applicable burden and overhead shall be charged and recovered at the actual rates incurred; and

(b)                                 all the foregoing salary and wages and burden and overhead rates are subject to audit verification.

Fees and compensation of Additional Personnel, as that term is used in the Agreement. Payment of these fees and compensation shall fully compensate and reimburse Operator for all reasonable expenses incurred by Operator in relation to Additional Personnel designated by Operator and approved by the Management Committee from time to time.

Section 3.03                                Reimbursable Expenses of Operating Personnel

Reasonable and necessary expenses of Operating Personnel are chargeable under Section 3.02 above. As used herein, the term “expenses” shall mean reasonable travel, hotel, transportation, meal and other usual out-of-pocket expenditures incurred by employees in the performance of their duties and for which such employees are reimbursed. Operator shall maintain documentation for such expenses in accordance with the standards of the Internal Revenue Service of the United States of America.

Section 3.04                                Material, Equipment and Supplies

It is contemplated that all material, equipment and supplies will be owned by Partnership and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient and economical operation, only such material shall be obtained for the Project as may be required for immediate use, and the accumulation or surplus stock shall be avoided. To the extent reasonably possible, Operator shall take advantage of discounts available by early payments and pass such benefits on to Partnership. Material, equipment and supplies furnished by Operator, if any, shall be priced at cost to Operator plus carrying costs and stores loading costs to be established in writing by Operator and the Management Committee.

Section 3.05                                Transportation

Transportation of employees, equipment, material and supplies necessary for operations.

Section 3.06                                Service

(a)                                  The cost of contract services provided by Persons other than Operator, including, without limitation, costs billed by Partners or their Affiliates rendering services pursuant to a contract with Operator (provided that all such contracts have been approved in writing by the Management Committee).

(b)                                 The cost of utilities.

(c)                                  Use and service of vehicles, equipment and facilities furnished by Operator at rates agreed to in writing by the Management Committee.

Section 3.07                                Taxes

All taxes (except those measured by income) of every kind and nature assessed or levied upon Partnership or incurred by Partnership in connection with the Project’s facilities or operations or other property of Partnership and which taxes have been paid by Operator for the benefit of Partnership, including charges for late payment arising from extensions of the time for filing which is caused by Partnership or which results from Operator’s good faith efforts to contest the amount of application of any tax

Section 3.08                                Insurance

Net of any returns, refunds, or dividends, all premiums paid and expenses incurred for insurance approved in writing by the Management Committee, pursuant to Section 5.04(a) of the Agreement.

Section 3.09                                Permits, Licenses and Bonds

Cost of permits, licenses and bond premiums necessary in the performance of Operator’s duties, except for permits or licenses paid for by Operator in the ordinary course of its business.

EXHIBIT “B”

DEFINITIONS

“Approved Budget” means each budget prepared by Operator in accordance with the Agreement which has been approved by the Management Committee and includes Tentative Budgets and Expansion Budgets.

“Effective Date” shall have the meaning set forth in the preamble to the Agreement.

“Fiscal Year” means the calendar year.

“Transportation Service Agreements” means those certain contracts in relation to the transmission of natural gas, directly or indirectly, on the Project entered into between Partnership and Shippers.

B-1